Exhibit 10.15

THIS AGREEMENT is made on 19 Jul 2024 BETWEEN:

(1)	HC ORTHOPAEDIC SURGERY PTE. LTD. (UEN 201725626E), a company incorporated in the Republic of Singapore with its registered office at 3 Mount Elizabeth #15-14 Mount Elizabeth Hospital Singapore 228510 (Company); and

(2)	TOON DONG HAO (NRIC No. S8485998B) (Appointee).

(collectively, Parties and each, a Party)

WHEREAS

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Words and expressions used in this Agreement shall have the meanings set out in Schedule 1 unless the context requires otherwise.

1.2	The Schedule forms part of this Agreement.

2.	APPOINTMENT

2.1	The Company agrees to employ the Appointee and the Appointee shall serve the Company as a Specialist Surgeon and provide agreed services to the group with effect from the Commencement Date subject to and upon the terms contained herein (Appointment).

3.	APPOINTEE’S BASIC OBLIGATION

The Appointee shall during the term of this Agreement use his best endeavours to carry out his duties hereunder, to protect and promote the interests of the Company, the Parent Company and the Parent Company’s Subsidiaries (collectively, the Group and each, a Group Company).

4.	PLACE AND HOURS OF WORK

4.1	The Appointee shall work primarily in Singapore for the proper performance and exercise of his duties and powers, and the Appointee may be required to travel on the business of the Group and/or Company.

4.2	The Appointee shall work during the normal operating hours of the Company which shall be 9.00 a.m. to 6.00 p.m. (Monday to Friday) and 9.00 a.m. to 1.00 p.m. Saturday inclusive of a lunch break, or such other hours as may be directed by the Company.

5.	PROBATION PERIOD

5.1	The Appointee shall not be subject to any probationary period.

6.	TERM OF THE APPOINTMENT

6.1	This Agreement shall take effect on the Commencement Date and the Appointee’s employment with the Company shall, subject to Clause 10 and Clause 12, continue for an initial period of three (3) years from the Commencement Date (Initial Term), to be extended for the period agreed between the Appointee and the Company.

7.	REPRESENTATIONS AND OBLIGATIONS OF THE APPOINTEE

7.1	The Appointee represents and warrants that, as far as he is aware, he is not bound by or subject to any court order, agreement, arrangement or undertaking in Singapore or elsewhere which in any way restricts or prohibits him from entering into this Agreement or from performing his duties hereunder.

7.2	The Appointee shall:

(a)	devote substantially the whole of his time, attention and skill during business hours to the discharge of the duties of his office as a Specialist Surgeon of the Company;

(b)	faithfully and diligently perform such duties in his capacity as a Specialist Surgeon;

(c)	not, in performing his duties, accept any financial or other benefit without written approval of the Company, except from the Company or a related body corporate of the Company;

(d)	in the discharge of such duties and in the exercise of such powers, observe and comply with all lawful resolutions, regulations, and directions from time to time made or given by the Board and any professional body governing medical practitioner as well as specialist surgeon in Singapore;

(e)	promptly provide the Board with all such information as it may require in connection with the business or affairs of the Company;

(f)	conduct himself in a professional manner and in such manner reasonably expected of a medical practitioner and/or Specialist Surgeon in Singapore; and

(g)	comply with all rules and regulations, duty of care and etiquette imposed and required by the Singapore Medical Council or other relevant authority and also to ensure that practising license be continue in full force or renewed at the cost of the Company in accordance to Singapore Medical Council or other relevant authority and there will not be any petition or disciplinary action or suspension action taken against the Appointee or the Company by the Singapore Medical Council or other relevant authority.

8.	REMUNERATION, REIMBURSEMENT AND INSURANCE

8.1	During the term of his employment, the Appointee shall be entitled to:

(a)	a basic monthly salary at S$50,000 per month (Monthly Basic Salary), which shall be payable in arrears not later than the 28th of every calendar month;

(b)	an annual wage supplement; and

(c)	should the revenue earned by the Appointee in the relevant financial year exceeded S$650,000, a performance bonus based on the profit after tax (PAT) for the relevant financial year (FY) in respect of the Appointee (the “Appointee’s PAT”), where the following shall apply:

(i)	Appointee’s PAT for an FY = total revenue earned by the Appointee in the relevant financial year less Apportioned Costs for that same financial year;

(ii)	“Apportioned Costs” means the Appointee’s pro-rata amount of the Business Costs for the financial year and is computed as follows:

Apportioned Cost =	total revenue earned by Appointee for the relevant FY	x Business Costs
total revenue earned by the clinics operated by the Company for the relevant FY

(iii)	“Business Costs” refers to the costs, expenses and corporate taxes of the Company;

(iv)	In the event the Appointee’s PAT for a financial year is negative (“Preceding Negative PAT”), such Preceding Negative PAT shall be taken into account in computing the performance bonus for the following year (i.e. the performance bonus shall be adjusted for the loss incurred for the preceding financial year as set out in (vi) below).

(v)	“Bonus-eligible PAT” for an FY = Appointee’s PAT for that FY + Preceding Negative PAT

Example on computation of Bonus-Eligible PAT: If Appointee’s PAT for FY2023 is -S$200,000, and for FY 2024 is S$800,000, the Bonus-eligible PAT for FY2024 is:

S$800,000+ (-S$200,000) = S$600,000

The amount of performance bonus that the Appointee shall receive is determined as follows:

PAT achieved in the relevant financial year	Rate	Performance bonus payable
PAT less than S$1 million	45%	45% of the PAT achieved.

PAT equal to or more than $$1 million but less than or equal to S$2 million	50%	50% of the incremental PAT achieved between S$1 million to S$2 million plus S$450.000

PAT more than S$2 million	55%	55% of the incremental PAT achieved above S$2 million plus S$950.000

The Appointee is entitled to the Performance Bonus for that financial year, provided he is under the employment of the Company on the last day of the financial year. The performance bonus is to be paid within three (3) months from the date of approval of the relevant year’s audited financial statements of the Company. The financial year is on 31st March of calendar year.

8.2	The Appointee shall not be entitled to any increment to the Monthly Basic Salary, and except as provided in this Clause 8.1, the Appointee shall not be entitled to any further remuneration by way of salary, benefits or compensation.

8.3	The Appointee shall be responsible for the payment of all income tax (whether in Singapore or other tax jurisdictions relevant to the Appointee) in relation to all payments (including without limitation payment of Monthly Basic Salary and all other forms of remuneration) and all taxable benefits received or to be received by him from any Group Company hereunder.

8.4	The Company shall make all Central Provident Fund contributions (CPF Contributions) if applicable and other payments required by law to be made by the Company in Singapore.

8.5	For the avoidance of doubt, where relevant, the Company shall be entitled to deduct from the Monthly Basic Salary payable to the Appointee pursuant to Clause 8.1 the following:

(a)	all such sums (including without limitation, all CPF contributions payable by the Appointee pursuant to Clauses 8.3 and 8.4 above), whenever required to do so under any applicable legislation for the time being in force; and

(b)	any amounts owing by the Appointee to the Company if these are not settled or reimbursed within a reasonable period of time (and the Appointee may be required to execute such documents, as the Company may request, to authorise the Company to deduct such amounts from the Monthly Basic Salary.

8.6	The Company shall secure and pay for insurances, including malpractice insurance and other necessary insurances for the Appointee and the clinic with the Company as beneficiary in the form and substances as the Company deems fit and proper.

8.7	Should the Appointment be terminated under Clause 12, the Appointee undertakes to repay the Company for the malpractice insurances under Clause 8.6, pro-rated based on the effective date of termination.

9.	QUALIFICATIONS

9.1	The Appointee warrants that he holds the necessary qualifications, licenses and registration to perform its duties and services as a medical practitioner and/or Specialist Surgeon and that all information as supplied by the Appointee is correct and accurate and is not misleading in any way.

9.2	Violation of this Clause 9 will constitute gross misconduct giving sufficient cause for immediate termination of the employment without notice nor compensation of any sort to the Appointee.

10.	EVENT OF INCAPACITY

10.1	If the Appointee shall at any time be incapacitated or prevented by illness, injury, accident or any other circumstances beyond his control (such incapacity or prevention being hereinafter referred to as the Incapacity) from discharging in full his duties hereunder for a total of one hundred and twenty (120) consecutive days or more in any twelve (12) consecutive calendar months. The Company may by notice in writing to the Appointee given at any time so long as the Incapacity shall continue:

(a)	discontinue payment in whole or part of the Monthly Basic Salary as provided in Clause 8 above on and from such date as may be specified in the notice until the Incapacity shall cease; or

(b)	whether or not payment shall already have been discontinued as aforesaid, determine this Agreement forthwith or on such date as may be specified with 3-month notice.

10.2	Upon the discontinuance or determination under Clause 10.1 of this Agreement, the Appointee’s entitlement to the Monthly Salary for that calendar month shall be pro-rated accordingly.

11.	TERMINATION OF THE APPOINTMENT

11.1	At any time during the term of this agreement, the Appointment may be terminated at any time by a Party by giving three (3) months’ notice in writing to the other Party of the termination or three (3) months’ Monthly Basic Salary in lieu of notice, without any further compensation or damages being payable.

11.2	Notwithstanding Clause 11.1 above, the Appointment may be terminated by the Company without notice or payment in lieu of notice if:

(a)	the Appointee enters into any business relationship with any competitor or any other person in competition with the Company or otherwise competes against the Company howsoever under Clause 12.1 below;

(b)	the Appointee has committed any serious or repeated breach and where such a breach is capable of remedy, fails to remedy the same within thirty (30) days after the receipt of a written notice from the Company giving full particulars of the breach and requiring it to be remedied.

(c)	the Appointee shall be guilty of any material default misconduct or wilful neglect in the discharge of his duties hereunder or in connection with or affecting the business of the Company or the Group;

(d)	the Appointee, whether by himself/ itself or through his companies or otherwise howsoever and whether on his own behalf or for any other person, firm, company or other organisation, compete with the Company specifically in orthopaedics field during the terms of his services in the Company without the written consent from the Company;

(e)	For avoidance of doubt, the Appointee shall be allowed, on a case by case basis and subject to the written consent of the Company which may be withheld at the absolute discretion of the Company, to provide medical services at or for an on behalf of medical practice or institutions not owned by or related to the Company or Group but any remuneration received by the Appointee from doing so shall be assigned to the clinic or attributed to Appointee as part of Appointee’s earnings and the Appointee shall provide documentary proof of such medical services and the remuneration received together with a statement of account showing in such details as the Company may require.

(f)	the Appointee becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors;

(g)	the Appointee is convicted of any seizeable offence (other than an offence under road traffic legislation in Singapore or elsewhere or any other offence for which only a fine or non- custodial penalty is imposed on the Appointee); or

(h)	the Appointee is disqualified for any reason from acting as a medical practitioner or Specialist Surgeon in Singapore.

11.3	On the termination of his Appointment under Clause 11.2, the Appointee shall:

(a)	not be entitled to any remuneration and the Appointee shall have no claim against the Company or any Group Company for any remuneration;

(b)	repay to the Company any monies paid to him and/or received by him pursuant to Clause 8 of this Agreement that is for any period after the effective date of termination; and

(c)	shall not on his own behalf or for any other person, firm, company or other organisation, compete with the Company by setting up an orthopaedic clinic on the same floor of the respective Singapore hospitals in which the Company’s clinics operate within one (1) year from the effective date of termination.

11.4	The termination of the employment of the Appointee under Clause 11.1 or Clause 11.2 above by either party shall be without prejudice to any right of action by the other party in respect of any antecedent breach of any of the terms and conditions of this Agreement.

11.5	Clause 11.3 and Clause 11.4 above shall survive the termination of this Agreement.

12.	RESTRICTIONS ON THE APPOINTEE AND OBLIGATIONS ON TERMINATION

12.1	The Appointee undertakes that, during the Appointment, he shall not (except with the prior written approval of the Board) be, either alone or in association or partnership with or as an employee, principal, agent, director, manager, member, shareholder, unit-holder, beneficiary or trustee of, as a consultant or adviser to any person or otherwise and whether on his own behalf or for any other person, firm, company or other organisation, directly or indirectly, in the Restricted Territories:

(a)	solicit or entice or endeavour to solicit or entice away from the Company or any other member of the Group any director or employee employed in a managerial or skilled position of any such company with whom the Appointee has dealings pursuant to the performance of his duties under this Agreement and during the period of his employment, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of such company:

(b)	in competition with the Company or any other member of the Group, knowingly seek, endeavour to entice away or solicit business from any person, firm, company, organisation, concern, undertaking, body corporate or any readily identifiable division or branch with whom (a) the Appointee has dealings pursuant to the performance of his duties under this Agreement and during the period of his appointment and (b) the Company or any other member of the Group was prior to the cessation of the Appointtee’s employment, in the process of negotiating in respect of the Business;

(c)	Perform services for or engage in business with or be in any way interested in or connected with any Competitor:

(d)	interfere or seek to interfere with or make arrangements which have the effect of harming contractual or other business relations between the Company or any other member of the Group and any of its or their Suppliers or Customers;

For the purposes of this Clause, the following words shall have the following meanings:

Business means carrying out the principal activities of providing orthopaedic surgery and related activities:

Competitor means any person, concern, undertaking, firm or body corporate which at the Termination Date is engaged in or carries on within any part of the Restricted Territories the Business and with which the Appointee has been involved in respect of the Business on behalf of the Company or any other member of the Group at any time preceding the Termination Date;

Customer means any person, concern, undertaking, firm or body corporate or any readily identifiable division or branch within any concern, undertaking, firm or body corporate which at any time preceding the cessation of his employment was a customer/patient of the Company or or any Company’s clinics in respect of the Business and with which the Appointee was involved personally in respect of the Business in dealings or negotiations on behalf of the Company or any other member of the Group at any time during the period of employment;

Restricted Territories means Singapore and Malaysia;

Supplier means any person, concern, undertaking, firm or body corporate or any readily identifiable division or branch within any concern, undertaking, firm or body corporate which at any time preceding the cessation of his employment was a supplier of the Company or any of the Group and with which the Appointee was involved personally in dealings or negotiations on behalf of the Company or the Group at any time during the period of employment; and

12.2	Whilst the restrictions contained in this Clause are considered by the Parties to be reasonable in all the circumstances it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Group but would be valid if part of the wording thereof were deleted or the periods (if any) thereof were reduced the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

12.3	Each provision of Clause 12 above is declared to constitute a separate and distinct covenant and to be severable from all other such separate and distinct covenants and, without limiting the foregoing, each provision contained in Clause 12 above is declared to constitute a separate and distinct covenant in respect of each capacity and activity specified therein. If notwithstanding the other provisions of this Clause 12, any part of any covenant in Clause 12 is deemed invalid or unenforceable, it may be severed without affecting the validity or enforceability of the remaining part of that covenant or of any other covenant in Clause 12.

13.	INTELLECTUAL PROPERTY

13.1	Any discovery or invention or secret process or improvement in procedure or other intellectual property made or discovered by the Appointee while in the service of the Company in connection with or in any way affecting or relating to the business of any Group Company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company or such Group Company as the Company may nominate for the purpose.

13.2	The Appointee if and whenever required so to do (whether during or after the termination or cessation of his employment) shall at the expense of the Company or its nominee apply or join in applying for the grant of a patent or registration of trademarks or other similar protection in the Republic of Singapore or any other part of the world for any such discovery, invention, process or improvement or in relation to intellectual properties as aforesaid and execute all instruments and do all things necessary for vesting the said patent or other similar protection when obtained and all rights and title to and interests in the same in the Company and/or its nominee absolutely and as sole beneficial owner or in such other person as the Company may require.

14.	LEAVE ENTITLEMENTS

14.1	Annual Leave

(a)	The Appointee shall (in addition to Saturdays (half day), Sundays and normal public holidays) be entitled to 21 days of annual leave per calendar year during the continuance of the Appointment. Such annual leave shall be taken at such time to minimise the disruption of services to the Company’s business.

(b)	The Appointee shall be entitled to carry forward up to fifteen (15) unconsumed annual leave to the following year and any such unconsumed annual leave shall be forfeited without compensation, if it is not utilised within that following year.

14.2	Medical Leave

(a)	The Appointee shall be entitled to 14 days of paid medical leave per calendar year.

(b)	The Appointee may be granted a maximum of 60 days of paid hospitalisation leave (inclusive of any medical leave taken) per calendar year. In the case of the Appointee’s incapacity to work due to sickness or injury, the medical certificate of a registered medical practitioner must be sent to the Company as soon as reasonably practicable.

14.3	Childcare Leave and Others

The Appointee shall be entitled to compassionate leave, childcare leave and all other leave as required under any and all applicable laws and regulations. In addition, the Appointee shall be entitled to three (3) days of marriage leave and five (5) days conference leave in the field of orthopaedic surgery as approved by the Company.

15.	WAIVER

15.1	Time is of the essence of this Agreement but no failure or delay on the part of either party to exercise any power, right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy by that party.

15.2	The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

16.	PREVIOUS AGREEMENTS

16.1	This Agreement shall be in substitution for any previous agreements, arrangements or understandings between the Company and the Appointee concerning or relating to the provisions services by the Appointee (whether as employee or consultant or otherwise), and any such agreements, arrangements or understandings are hereby terminated and each Party hereby confirms to the other that it he does not have any claim of any nature whatsoever against the other arising from the said agreement and its termination.

17.	PERSONAL DATA PROTECTION

17.1	The Appointee consents to his personal data being collected, used and/or disclosed by the Company for the following purposes:

(a)	performing obligations under and/or in connection with his contract of employment (or potential contract of employment) with the Company (including payment of remuneration and tax);

(b)	all human resources related matters conducted by the Company, including administering payroll, performance management, assessing training needs, developing and/or implementing human resource policies or strategies, investigating or auditing on acts or defaults (or suspected acts/ defaults), management forecasting, planning and negotiations concerning the legitimate business interests of the Company;

(c)	managing and terminating the employment relationship between the Appointee and the Company: and

(d)	transmission to any of the Company’s affiliated or related companies and/or third party service providers of the Company or its affiliated or related companies for the above purposes.

17.2	The Company will handle the Appointee’s personal data in accordance with any and all applicable laws and regulations.

18.	NOTICES

All notices, requests, demands, consents or other communications to or upon any of the Parties hereto shall be given to such party in writing at such party’s address stated hereinbefore (or at such other address as such party may hereafter specify to the other party in writing) and shall be deemed to have been duly given:

(a)	in the case of a communication by letter, five (5) days (if overseas) or two (2) days (if local) after despatch or, if such letter is delivered by hand, on the day of delivery; and

(b)	in the case of a communication by facsimile transmission or electronic mail, where applicable, when sent to the facsimile number or e-mail address set out below:

Company:	HC Orthopaedic Surgery Pte. Ltd. 3 Mount Elizabeth #15-14 Mount Elizabeth Hospital Singapore 228510 Email address: Drhenry@hcortho.sg Attention: Dr Henry Chan

Appointee:	Toon Dong Hao 51 Conway Grove Singapore 558228

19.	ASSIGNABILITY

Neither Party may assign the rights, benefits or obligations attaching to such Party to any third party without the consent of the other Party.

20.	RELATIONSHIP

None of the provisions of this Agreement shall be deemed to constitute a partnership or joint venture between the Parties for any purpose.

21.	AMENDMENT

This Agreement may not be amended, supplemented or modified except by a written agreement or instrument signed by or on behalf of the Parties hereto.

22.	CONFIDENTIALITY

22.1	The Appointee and the Group shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement which relates to the existence and the provisions of this Agreement or the negotiations relating to this Agreement.

22.2	The Appointee shall not either during his appointment or within 3 years after its termination:

(a)	disclose, divulge or communicate to any person or persons (except to those authorised by the Company to know or as otherwise required by law);

(b)	use for his own purposes other than in relation to Appointee’s employment under this Agreement or for any purposes other than those of the Group, or in any manner which may cause detriment, loss or injury to the Company and/or the Group; or

(c)	through any failure to exercise all due care and diligence cause any unauthorised disclosure of,

any confidential information of the Group (including in particular lists or details of customers of the Group) in respect of which the Group is bound by an obligation of confidence to a third party or any financial or trading information or trade secrets relating to the Group.

22.3	Clause 22.1 and 22.2 shall not prohibit disclosure or use of any information if and to the extent:

(a)	the disclosure or use is required to vest the full benefit of this Agreement to the Appointee;

(b)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a tax authority in connection with the tax affairs of the Appointee;

(c)	the disclosure is made to professional advisers of the Appointee on terms that such professional advisers undertake to comply with the provisions of Clause 22.1 in respect of such information as if they were a party to this Agreement;

(d)	the information is or becomes publicly available (other than by breach of this Agreement); or the Company has given prior written approval to the disclosure or use.

23.	COSTS AND EXPENSES

All costs and expenses incurred in the preparation, negotiation and execution of this Agreement shall be borne by the Company.

24.	SEVERABILITY

Any provision of this Agreement which is prohibited by or is unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the Parties to the fullest extent permitted by such law to the intent that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

25.	GOVERNING LAW AND DISPUTE RESOLUTION

25.1	This Agreement shall be governed by and construed in all respects in accordance with the laws of Singapore.

25.2	Any dispute arising from, out of or in connection with this Agreement shall be settled through friendly consultations between the Parties. Such consultations shall begin immediately after one (1) party has delivered to the other party a written request for such consultations. If within 30 days following the date on which such notice is given, the dispute cannot be settled through consultations, the dispute shall be submitted to arbitration in Singapore under the auspices of Singapore International Arbitration Centre (SIAC), upon the request of any party with notice to the other party.

25.3	The arbitration proceedings shall be conducted in English. The seat of the arbitration shall be in Singapore. The arbitration tribunal shall apply the Rules of SIAC in effect on the date of the signing of this Agreement (SIAC Rules).

25.4	There shall be three (3) arbitrators. Each party shall select one (1) arbitrator within 30 days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The third arbitrator shall be appointed by the first two (2) arbitrators within 30 days of nomination of the second arbitrator, or, failing agreement, as provided in the SIAC Rules.

25.5	Each party shall cooperate with the other party in making full disclosure of and providing complete access to all information and documents requested by the other party in connection with such proceedings, subject only to any confidentiality obligations binding on such party.

25.6	The arbitral award shall be final and binding, upon all Parties. The costs of the arbitration shall be as fixed by the arbitration tribunal.

25.7	During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Agreement.

26.	CONTRACTS (RIGHTS OF THIRD PARTIES) Act (CAP 53B)

A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any of its terms.

SCHEDULE 1

INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

Appointment means the appointment of the Appointee as a Specialist Surgeon of the Company as provided in Clause 2 and shall mean the relevant abbreviated period of appointment in the event that this Agreement is terminated;

Board means the board of directors for the time being of the Company or the directors present at any meeting of the Board duly convened and held;

Business Day means a day on which banks are open for business in Singapore, other than a Saturday, Sunday or public holiday in Singapore;

Commencement Date shall be 4 November 2024;

Group means the Company, the Parent Company and the Parent Company’s Subsidiaries;

Group Company means any member of the Group;

Parent Company means LYC Healthcare Berhad;

Subsidiary has the meaning given to it in the Companies Act (Cap. 50) of Singapore; and

S$ means Singapore dollars, the lawful currency of the Republic of Singapore.

1.2	The headings in this Agreement are for convenience only and do not affect the interpretation of the provisions thereunder. In this Agreement, references to:

(a)	clauses are references to the clauses of this Agreement;

(b)	references to the neutral gender shall include references to the male or female gender as applicable and vice versa;

(c)	persons include references to individuals, firms, companies, corporations and unincorporated bodies of persons; and

(d)	the singular number includes references to the plural and vice versa.

IN WITNESS whereof this Agreement has been duly executed the day and year first above written.

SIGNED by CHAN YING HO for and on behalf of HC ORTHOPAEDIC SURGERY PTE. LTD. in the presence of:	) ) ) ) )

Witness’s signature
Name:	Yeoh You Jie
Address:	435 urchard Road. Wisma Atria #4-05 Singapore 238877

SIGNED by TOON DONG HAO in the presence of:	) ) ) )

Witness’s signature Name: Address: